NationsBank Corporation
Corporate Center, 56th Floor
Charlotte, NC 28255

NATIONSBANK                        NEWS RELEASE

FOR IMMEDIATE RELEASE
July 14, 1998

Contact: Bob Stickler 704-386-8465

NATIONSBANK OFFERS $450 MILLION IN SENIOR NOTES

CHARLOTTE, NC, July 14, 1998 -- NationsBank Corporation today entered into an agreement for the underwritten public offering of $450 million in senior notes due July 15, 2004.

The public debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Net proceeds from the debt issue will be used for general corporate purposes.

The non-callable senior notes have a coupon interest rate of 6
1/8 percent. The offering will be sold through underwriters led by NationsBanc Montgomery Securities LLC and including
BancAmerica Robertson Stephens, Bear, Stearns & Co. Inc. and
Lehman Brothers.  Closing is scheduled for July 23, 1998.

NationsBank Corporation, with $308 billion in assets, is the third largest U.S. bank with full-service operations in 16 states and the District of Columbia. NationsBank provides financial products and services to 18 million households and 1 million businesses as well as institutional investors and government agencies throughout the United States and in major markets around the world. The company's shares (Symbol: NB) are listed on the New
York Stock Exchange.

                      www.nationsbank.com